Exhibit 99.1

The following is an excerpted transcript of the earnings conference call held at 5:00 p.m. Eastern Time on February 1, 2018 by Amgen Inc. The following does not purport to be a complete or error-free statement or summary of the conference call.

David W. Meline, Executive Vice President and Chief Financial Officer:

As a first step to accomplishing this objective, we have received Board authorization to purchase up to $10 billion of our common stock. This is in addition to the previously approved share repurchase authorization which remained at $4.4 billion as of the end of 2017. Given the scale of excess capital we have to deploy, our plan is to proceed with a Dutch auction equity tender offer consistent with the approach we used successfully in 2011. This tender offer would be for up to $10 Billion and would commence as early as next week.

Additional Information Regarding the Tender Offer

The tender offer described in this communication (the “Offer”) has not yet commenced. This communication is for informational purposes only. This communication is not a recommendation to buy or sell Amgen Inc. common stock or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell Amgen Inc. common stock or any other securities. On the commencement date of the Offer, Amgen Inc. will file a tender offer statement on Schedule TO, including an offer to purchase, letter of transmittal and related materials, with the United States Securities and Exchange Commission (the “SEC”). The Offer will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed as a part of the Schedule TO. Stockholders should read carefully the offer to purchase, letter of transmittal and related materials because they contain important information, including the various terms of, and conditions to, the Offer. Once the Offer is commenced, stockholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that Amgen Inc. will be filing with the SEC at the SEC’s website at www.sec.gov or from Amgen Inc.’s website at www.amgen.com.